EXHIBIT 1.1

Zhongfu Fund Subscription Contract

Fund Manager: Raffles Financial Limited

Fund Share Holder: Kaifeng Jufeel Biotechnology Co., Ltd.

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Fund Business Risk Statement

Dear all investors:

When you conduct fund trading, it may bring returns on investment, but there are also some fund trading risks. The investors shall sign this risk statement to indicate that they have fully understood and are willing to bear their own risks of investment in the fund, and hereby declare the risks of the fund as follows:

1. The fund is mainly invested in the stock market, listed companies, cultural tourism, new energy, environmental protection projects and other related projects. Investor may not only share the returns on investment generated in proportion to their investment, but also bear the risks brought by the investment. Investment risks include but are not limited to market risks, management risks and technical risks, etc. The returns on investment are determined by the actual returns of the invested projects, and there is no guarantee of the minimum returns on investment.

2. Investor has the possibility of a profit or a risk of loss when conducting fund trading. This risk statement does not reveal all the risks conducting fund trading and all the circumstances of the securities market. Investors should decide whether to invest or not on the basis of considering risks.

Investment to funds involves risks, and the investors are advised to be prudent!

Investor:

Date:

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Contents

1. Introduction	5

1.1 The purpose and principle of entering into this Fund Contract	5
1.2 Summary of the Fund Contract	5

2. Basic Information of the Fund	5

2.1 Name of the Fund	5

2.2 Types of the Fund	5

2.3 The Fund Investment Objectives	5

2.4 Scale of the Fund Raising Shares	5

2.5 Minimum Subscription Amount of the Fund	5

2.6 Duration of the Fund	5

3. Subscription and Redemption of the Fund Shares	6

3.1 Subscription time	6

3.2 Subscription approach	6

3.3 Redemption of the Fund	6

3.4 Transfer of the Fund	6

3.5 Procedures for subscription and redemption	6

4. The Parties to the Fund Contract and Their Rights and Obligations	6

4.1 Fund manager	6

4.2 The Fund Share Holder	8

5. Investment of fund	9

5.1 Investment objectives	9

5.2 Investment scope	9

6. Fund Fees	9

6.1 The type of fund fee	9

6.2 The accrual method, accrual standard and method of payment of fund fee	9

7. Dissolution of fund	9

7.1 The fund shall be dissolved upon expiration of its duration	9

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8. Fund income and distribution	9

8.1 The composition of income	9

8.2 Income distribution principle	9

8.3 Income distribution scheme	9

8.4Fees occurred during income distribution	10

9. Disclosure of fund information	10

9.1 Prospectuses, fund contract	10

9.2 Announcement on the offering of fund shares	10

9.3 Regular report	10

10. Default liability	10

11. Settlement of disputes	11

12. The Effectiveness of the Fund Contract	11

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1. Introduction

1.1 The purpose and principle of entering into this Fund Contract

1.1.1 The purpose of entering into the Fund Contract

The purpose of entering into the fund contract is to clarify the rights and obligations of the parties to the fund contract, regulate the operation of the Zhongfu Fund (hereinafter referred to as the “Fund”), and protect the legitimate rights and interests of the fund share holder.

1.1.2 The principle of entering into the Fund Contract

The principle of entering into the fund contract is based on equality and willingness, honesty and credibility, and fully protects the legitimate rights and interests of the fund share holder.

1.2 Summary of the Fund Contract

This fund contract is a legal document that stipulates the basic rights and obligations of the parties to the fund contract. Any other documents or expressions related to the rights and obligations between the parties to this fund contract are subject to this fund contract. The parties to this fund contract include the fund manager and the fund share holder. The fund investor obtains the fund share according to this fund contract, which becomes the fund share holder and the party of this fund contract. The act of holding the fund share itself indicates its recognition and acceptance of this fund contract. As a party to this fund contract, the fund share holder shall not have a written signature on this fund contract as a requirement. The parties to this fund contract shall enjoy rights and assume obligations in accordance with this fund contract and other relevant laws and regulations.

2. Basic Information of the Fund

2.1 Name of the Fund

Zhongfu Fund

2.2 Type of the Fund

Private Equity Fund

2.3 The Fund Investment Objectives

On the basis of strict control of investment risks, we will seek long-term stable appreciation of fund assets.

2.4 Scale of the Fund Raising Shares

The scale of the Fund raising shares is RMB 10 billion, and the face value of each fund share is RMB 10 million, a total of 1,000 shares.

2.5 Minimum Subscription Amount of the Fund

The minimum subscription amount of the fund is one, that is, RMB 10 million.

2.6 Duration of the Fund

The duration of the Fund is two plus one years.

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3. Subscription and Redemption of the Fund Shares

3.1 Subscription time

3.1.1 The subscription procedure of the Fund will start from the date of issuance of the fund prospectus.

3.1.2 The fund share holder promises to subscribe for the Fund with legally disposable funds of RMB 60,000,000(Capital Renminbi).

3.2 Subscription approach

The Fund is offered to non-public offerings to specific investors.

3.3 Redemption of the Fund

Redemption of the Fund is subject to the relevant rules of the Fund.

3.4 Transfer of the Fund

During the duration of the fund, if the investor needs to transfer the fund shares held by him/her, it shall inform the fund manager who shall register and confirm the transfer.

3.5 Procedures for subscription and redemption

3.5.1 Proposal for subscription and redemption application

The Fund investor shall apply for subscription or redemption within the business handling hours of the Open Day in accordance with the procedures prescribed by the fund manager. The investor subscribing for the Fund shall pay the subscription amount in full in the manner prescribed by the fund manager.

3.5.2 Confirmation of subscription and redemption application

The fund manager shall confirm the validity of the Fund investor’s subscription and redemption application within three trading days.

3.5.3 Payment for subscription and redemption application

The subscription shall be paid in full, and the investor shall pay the required amount of subscription shares within 30 days after signing this contract. If the funds are not paid in full within the specified time, the subscription will be unsuccessful and the subscription money will be returned to the investor.

4. The Parties to the Fund Contract and Their Rights and Obligations

4.1 Fund manager

4.1.1 Basic information of the Fund manager

Name: Raffles Financial Limited

4.1.2 Rights of the Fund manager

4.1.2.1 Independently manage and operate the Fund assets in accordance with the stipulations of the fund contract;

4.1.2.2 Obtain the management fees and performance reward (if any) of the private equity manager in a timely and full manner in accordance with stipulations of the fund contract;

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4.1.2.3 Exercising the rights arising from the investment in the fund property in accordance with the relevant regulations and the stipulations of the fund contract;

4.1.2.4 Supervise the fund trustee, where the fund trustee violates the fund contract or relevant laws and regulations or causes heavy losses to the fund property and interests of other parties, it shall promptly take measures to stop such activities, according to the fund contract or other relevant regulations;

4.1.2.5 In order to protect the rights and interests of the investor, the fund manager may, within the scope of laws and regulations, adjust the subscription and purchasing business rules of the fund according to the market conditions (including but not limited to the total size of the fund, the initial subscription of individual fund investors, the amount of purchasing, amount of each subscription and limitation of the total amount holding of the Fund, etc.);

4.1.2.6 In the name of the fund manager and on behalf of the Fund, sign the relevant agreement documents with the Fund, exercise litigation rights or implement other legal acts with other third parties;

4.1.2.7 Sell funds by itself or entrusting an institution with fund sales qualifications, formulating and adjusting business rules related to fund sales, and conducting necessary supervision on sales activities of sales institutions;

4.1.2.8 Act on its own or entrust a third party organization to conduct businesses like registration, valuation accounting and information disclosure, etc., and supervise and inspect the agency behavior of third-party organizations, but the fund manager shall not be exempted from the responsibilities it shall assume due to entrustment according to law;

4.1.2.9 The fund manager has the right to reduce the subscription fee and purchasing fee of the investor;

4.1.2.10 Determine the distribution plan of returns of funds in accordance with this contract and relevant laws and regulations;

4.1.2.11 Conduct due diligence on the fund share holders or entrust the sales organization to conduct due diligence on the fund share holders, the fund share holders are required to provide relevant supporting documents and materials, and submit the renewed relevant documents and materials in time after changes on the above-mentioned documents and materials;

4.1.2.12 The fund manager has the right to, on behalf of the Fund, sign the relevant financial advisory agreement (“Financial Advisory Agreement”) or other agreements to stipulate the relevant rights and obligations.

4.1.3 Obligations of the Fund manager

4.1.3.1 Manage and operate the fund assets on the principle of honesty, credit and diligence as of the effective date of the Fund contract;

4.1.3.2 Equipped with sufficient professional personnel to conduct fund investment analysis and decision-making, and manage and operate fund assets in a professional manner;

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4.1.3.3 Establish and improve system such as internal risk control, supervision and auditing, financial management and personnel management to ensure that the fund assets under management and the assets of the fund manager are independent from each other, applying separate management and separate account books to different funds it manages to make investment;

4.1.3.4 Determine the distribution plan of returns of fund according to the stipulations of the Fund contract, and allocate the returns of fund to the fund share holders in a timely manner;

4.1.3.5 Prepare monthly, quarterly and annual fund reports and publish them regularly to fund share holders;

4.1.3.6 Accept subscription and redemption applications in accordance with regulations, and timely and fully pay redemption funds;

4.1.3.7 In the name of the fund manager and on behalf of the Fund share holder, exercise litigation rights or implement other legal acts;

4.1.3.8 Causing loss of the fund assets or damaging the lawful rights and interests of the holder of the fund share due to the violation of the Fund contract shall be liable for compensation, and the liability for compensation shall not be exempted due to its retirement;

4.2 The Fund Share Holder

The fund investor’s purchasing of fund shares of the Fund shall be deemed as recognition and acceptance of the fund contract and the fund investor obtains the fund share according to this fund contract, which becomes the fund share holder and the party of this fund contract. The act of holding the fund share itself indicates its recognition and acceptance of this fund contract. As a party to this fund contract, the fund share holder shall not have a written signature on this fund contract as a requirement. Each fund share shall have equal legal rights and interests.

4.2.1 Rights of the fund share holders

4.2.1.1 Share returns of fund assets;

4.2.1.2 Participate in the distribution of the remaining fund asset after liquidation;

4.2.1.3 Transfer or apply for redemption of its holding fund shares according to law;

4.2.1.4 Review or copy publicly disclosed fund information and materials;

4.2.1.5 Supervise the investment operation of the fund manager;

4.2.1.6 Bring legal proceedings against the fund manager for damaging its lawful rights and interests;

4.2.2 Obligations of the fund share holders

4.2.2.1 abide by laws and regulations and the fund contract;

4.2.2.2 Payment of fund subscription, subscription money and fees stipulated in the fund contract;

4.2.2.3 Do not engage in any activity that would damage the legitimate rights and interests of the fund and other fund share holders;

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5. Investment of Fund

5.1 Investment objectives

On the premise of ensuring the investors’ funds security, to realize the steady growth of the scale of fund assets through investment transactions.

5.2 Investment scope

The funds are mainly to be invested to the Pre-IPO projects in AI, block chain, cloud computing, big data, agriculture, new energy, comprehensive health, environmental protection, and other industries.

6. Fund Expenses

6.1 The type of fund expenses

The management fee of the fund manager

6.2 The accrual method, accrual standard and method of payment of fund expenses

The management fee of the fund equal to 2% of the total fund raised annually, and the annual fee will be deducted from the fund account in the first month of the following year by the fund manager.

7. Dissolution of Fund

7.1 The fund shall be dissolved upon expiration of its duration.

The duration of this fund is two plus one year, and it shall be dissolved upon expiration.

8. Fund Returns and Distribution

8.1 The composition of Returns

8.1.1 Fund returns includes: returns incurred from fund investment.

8.1.2 The net returns of the fund are the balance of the fund returns after deducting the expenses and other items that can be deducted from the fund returns according to the relevant provisions of the prospectus.

8.2 Returns distribution principle

In the fund distribution scheme, the content should be clearly stated, namely, the scope, object, principle, time, amount and proportion, mode of distribution and related fees of fund returns.

8.3 Returns distribution scheme

When the net return rate of this fund exceeds 8% annually, the fund manager is entitled to a performance commission. The performance commission is equivalent to 20% of the net return over 8%.

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Performance commission is made every 12 months, and the last trading day of 12 months is the base day of settlement. When the profitability of the management account meets the above conditions every 12 months of the management period, the fund share holder shall pay the performance commission to the fund manager within 5 days after the expiration of the 12 months.

8.4 Fees occurred during return distribution

The fund share holder is to shoulder the bank transfer and other charges occurred during returns distribution.

9. Disclosure of Fund Information

The person responsible for disclosure of fund information shall, within the stipulated period, disclose the fund information in writing or via Internet, and ensure that investors are able to access or copy the information disclosed publicly in accordance with the time and manner specified in the fund contract.

9.1 Prospectuses, fund contract

The fund manager shall inform the fund share holder the content of prospectuses and fund contract through writing and network.

9.2 Announcement on the offering of fund shares

The fund manager shall prepare announcement on the details of offering of fund shares matters.

9.3 Regular report

Fund manager shall issue regular reports, which include fund monthly report, quarterly report and annual report.

10. Default liability

10.1 If the parties to the fund contract fail to implement the fund contract or the performance of the fund contract does not in line the agreement, they shall be liable for breach of contract.

10.2 If the fund manager breaches the contract and cause damages to fund proprieties or holder of the fund share, he shall be liable for compensation according to law for their respective acts. If joint acts cause damage to the property or share holders of the fund, they shall be liable for joint and several damages.

10.3 If one party violates this fund contract and damages to other fund contract parties or fund property, he shall bear corresponding liability for compensation.

10.4 In case of force maj1eure, the parties concerned might be exempted from liability.

10.5 In case of breach of one party or more parties, if two parties are capable to continue and shall proceed with the fund contract.

10.6 When one party breaches the contract, the other parties concerned shall take appropriate measures to prevent the loss from expanding; if the loss is enlarged due to the failure to take appropriate measures, no compensation shall be claimed for the enlarged loss. The breaching party shall bear the reasonable expenses incurred by the observant party in order to prevent the loss from expanding.

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11. Settlement of Disputes

Provided that in case of any disputes arising from the signing, implementation and dissolution, the two parties shall resolve the disputes in an amicable manner; all disputes arising from this contract and related to this contract shall first be settled through friendly negotiation between the parties concerned. If negotiations fail, any disputes arising from or relating to this contract shall be submitted to the China International Economic and Trade Arbitration Commission (Beijing) for arbitration and settlement in accordance with the arbitration rules in force at that time. The arbitration award shall be final and binding on both parties to the contract. The provisions of this article shall not be affected by the termination or rescission of this contract.

12. The Effectiveness of Fund Contract

12.1 The contract shall come into force upon signing and sealing by the fund manager and fund share holder.

12.2 The term of validity of this contract shall be from the date of its entry into force to the date of occurrence of the situation referred to in Article 7 of Part II of this fund contract.

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This is the signature page for “Zhongfu Fund Subscription Contract “without text.

Fund manager: Raffles Financial Limited

Authorized representative:

/s/ Changsheng Liu

Fund share holder: Kaifeng Jufeel Biological Technology Co., Ltd

Authorized representative:

/s/ Rongxuan Zhang

Signing place: China

Signing date: August 1, 2019

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